   As filed with the Securities and Exchange Commission on December 18, 1998.

                                                  Registration No. ____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------


                              BECKMAN COULTER, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------


           Delaware                                            95-1040600
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(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)


          4300 North Harbor Boulevard, Fullerton, California 92834-3100
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                    (Address of principal executive offices)


              BECKMAN COULTER, INC. EMPLOYEES' STOCK PURCHASE PLAN
-------------------------------------------------------------------------------
                            (Full title of the plan)


                              William H. May, Esq.
             Vice President, General Counsel and Corporate Secretary
                              Beckman Coulter, Inc.
                           4300 North Harbor Boulevard
                        Fullerton, California 92834-3100
-------------------------------------------------------------------------------
                     (Name and address of agent for service)

                               -------------------

  Telephone number, including area code, of agent for service: (714) 871-4848

                               -------------------


                         CALCULATION OF REGISTRATION FEE



================================================================================================
                                                    Proposed       Proposed
                                                    maximum         maximum
                                  Amount            offering       aggregate        Amount of
Title of   securities             to be              price          offering       registration
to be registered                registered          per unit         price             fee
------------------------------------------------------------------------------------------------
Common Stock, par value
  $.10 per share           750,000(1)(2) shares    $48.875(3)    $36,656,250(3)    $10,191.00(3)
================================================================================================

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of shares and rights which by reason of certain events specified in the Beckman Coulter, Inc. Employees' Stock Purchase Plan (the "Plan") may become subject to the Plan and which may be offered or sold pursuant to the Plan.

(2) Each share is accompanied by a common share purchase right pursuant to the registrant's Rights Agreement, dated March 28, 1989, as amended, with First Chicago Trust Company of New York, as Rights Agent.

(3) Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on December 15, 1998, as reported on the New York Stock Exchange and published in the Western Edition of The Wall Street Journal.

    The Exhibit Index included in this Registration Statement is at page 6.

================================================================================

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS


        The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT*


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission are incorporated herein by reference:

        (a) The Registration Statement on Form S-8 of Beckman Instruments, Inc. relating to the Plan (formerly the Beckman Instruments, Inc. Employees' Stock Purchase Plan) filed with the Commission on December 19, 1995 (registration number 33-65155).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        The validity of the original issuance of the Common Stock registered hereby is passed on for Beckman Coulter, Inc. (the "Company") the Company by William H. May, Vice President, General Counsel and Secretary of the Company. Mr. May is compensated by the Company as an employee, is the beneficial owner of shares of the Company's Common Stock, is the holder of options to acquire shares of the Company's Common Stock, and is eligible to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Fourth Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Fourth Restated Certificate of Incorporation and Bylaws provide generally that each person who is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL. Section 145 of the DGCL permits a corporation, subject to certain limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving in any of such capacities for another entity at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and certain settlements actually and reasonably incurred by such person.

        The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of officers and directors of the Company and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

ITEM 8. EXHIBITS

        See the attached Exhibit Index on page 6.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on December 4, 1998.

                                          BECKMAN COULTER, INC.


                                          By: /s/ JOHN P. WAREHAM
                                              ----------------------------------
                                                  John P. Wareham
                                          Its: President, Chief Executive
                                               Officer and Director

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints John
P. Wareham, Dennis K. Wilson, Fidencio M. Mares, and James T. Glover, or each of them individually, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        SIGNATURE                             TITLE                                DATE
        ---------                             -----                                ----
/s/ LOUIS T. ROSSO                Chairman of the Board and Director           December 4, 1998
-------------------------------
    Louis T. Rosso


/s/ JOHN P. WAREHAM               President, Chief Executive Officer           December 4, 1998
-------------------------------   and Director
    John P. Wareham               (Principal Executive Officer)


/s/ DENNIS K. WILSON              Vice President, Finance & Chief              December 4, 1998
-------------------------------   Financial Officer
    Dennis K. Wilson              (Principal Financial Officer)


/s/ JAMES T. GLOVER               Vice President and Controller                December 4, 1998
-------------------------------   (Controller)
    James T. Glover


/s/ HUGH K. COBLE                 Director                                     December 4, 1998
-------------------------------
    Hugh K. Coble


/s/ PETER B. DERVAN               Director                                     December 4, 1998
-------------------------------
    Peter B. Dervan


/s/ CHARLES A. HAGGERTY           Director                                     December 4, 1998
-------------------------------
    Charles A. Haggerty


/s/ GAVIN S. HERBERT              Director                                     December 4, 1998
-------------------------------
    Gavin S. Herbert


/s/ VAN B. HONEYCUTT              Director                                     December 4, 1998
-------------------------------
    Van B. Honeycutt


/s/ WILLIAM N. KELLEY             Director                                     December 4, 1998
-------------------------------
    William N. Kelley


/s/ C. RODERICK O'NEIL            Director                                     December 4, 1998
-------------------------------
    C. Roderick O'Neil

                                  EXHIBIT INDEX


Exhibit
Number                                 Description
-------                                -----------

  4.1 Beckman Coulter, Inc. Employees' Stock Purchase Plan (Composite Plan Document consisting of Amended and Restated Plan as of November 1, 1996, and reflecting Amendment 1996-1 to the Plan, effective November 1, 1996, Amendment 1997-1 to the Plan, effective January 1, 1998, and Amendment 1998-1 to the Plan, effective July 1, 1998).

  4.2 Rights Agreement, dated as of March 28, 1989, between Beckman Instruments, Inc. and Morgan Shareholder Services Trust Company, as Rights Agent, filed as Exhibit 4 to Beckman Instruments, Inc.'s Form 8-K dated April 13, 1989, and incorporated herein by this reference.

  4.3 First Amendment to Rights Agreement, dated as of June 24, 1992, between Beckman Instruments, Inc. and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), filed as Exhibit 1 to Beckman Instruments, Inc.'s Form 8-K dated July 1, 1992, and incorporated herein by this reference.

  5.            Opinion of Company Counsel (opinion re legality).

 15.            KPMG Peat Marwick LLP Letter Regarding Unaudited Financial
                Information.

 23.1 Consent of KPMG Peat Marwick LLP (consent of independent auditors).

 23.2           Consent of Company Counsel (included in Exhibit 5).

 24. Power of Attorney (included in this Registration Statement under "Signatures").